BERGIO INTERNATIONAL ANNOUNCES SECOND QUARTER RESULTS

FAIRFIELD, NJ – (August 20, 2013) - Bergio International, Inc. (OTCQB: BRGO) ("Bergio" or the "Company") announced today its results for the six months ended June 30, 2013.

For the first six-month period, which ended on June 30, 2013, the Company reported revenues of $695,256 as compared to $780,500 for the same period in the prior year. This decline is due to slowdowns in sales in the U.S. and Russian markets as well as lower gold prices. During this time, we have invested in marketing in order to penetrate the market with the expectation of increased revenues in the future. Additional unexpected legal fees to address the chill from the Depository Trust & Clearing Corporation caused the Company to report operating loss for the first six months ending on June 30, 2013 of $269,378 as compared to operating income of $16,616 for the same period in the prior year.

Due to the increase in stock price the Company incurred a large derivative liability, which created a non-cash derivative liability on its balance sheet of $1,487,796. This caused the company to show a stockholder equity of $548,082 compared to $1,506,796 as of December 31, 2012. If the non-cash derivative liability is reversed the stockholder equity should be $2,035,878, which is an increase by 26% since the beginning of 2013. Looking at the balance sheet our inventory has improved by 11%, and after the derivative liability is reversed our asset to liability ratio is 3:1.

Berge Abajian, CEO of Bergio, stated, "We had flat revenue for the first six months of 2013, but we are hopeful that investments made in marketing as well as existing negotiations could improve the revenue numbers for the second half of the year.”

He spoke, “I would like to report that we are working on several potential avenues of expansion including: continued negotiations with a large jewelry wholesaler, as previous reported; sustained sales of Bergio products in conjunction with Sterling proven by their last sales report; the introduction of the Bergio Amazon web-store which we anticipate will launch within the next two weeks; and the planned addition of ten new stores in Moscow, Russia carrying Bergio products. These expansion opportunities are in development, but these processes have taken longer than originally anticipated.”

He added, “We will be on the air with ShopHQ once again on October 17, 2013 although this date is still tentative. A press release will be sent out once we have received a final confirmation of airing time and date. We expect positive publicity and revenue from this based on the results of our first appearance with ShopHQ, which garnered net sales of $42,978.91 during a 45-minute time span.”

He continued, “I would like to announce that we are advancing negotiations involving several different leasing agents in order to locate a store on Madison Ave in New York, NY to open the very first exclusive Bergio boutique, furthering brand exposure in the American and International consumer markets. Thank you again to all of our shareholders for your support and patience.”

We will endeavor to continue to update our shareholders as the Company progresses with execution of the Company's business plan.

We encourage everyone to read our full results of operations contained in our Quarterly Report on Form 10-Q filed on August 19, 2013 with the United States Securities and Exchange Commission and accessible at www.sec.gov.

About Bergio International, Inc.

Bergio International, Inc. is a leading jeweler creating a diversified jewelry designer and manufacturer through acquisitions and consolidation in the estimated $160 billion a year highly fragmented independently owned jewelry industry. Bergio currently sells its jewelry to approximately 50 jewelry retailers across the United States. Bergio has manufacturing control over its line through its manufacturing facility in New Jersey, as well as subcontracts with facilities in the United States and Italy.

The information contained herein includes forward-looking statements. These statements relate to future events or to our future financial performance, and involve known and unknown risks, uncertainties and other factors that may cause our actual results, levels of activity, performance, or achievements to be materially different from any future results, levels of activity, performance or achievements expressed or implied by these forward-looking statements. You should not place undue reliance on forward-looking statements since they involve known and unknown risks, uncertainties and other factors which are, in some cases, beyond our control and which could, and likely will, materially affect actual results, levels of activity, performance or achievements. Any forward-looking statement reflects our current views with respect to future events and is subject to these and other risks, uncertainties and assumptions relating to our operations, results of operations, growth strategy and liquidity. We assume no obligation to publicly update or revise these forward-looking statements for any reason, or to update the reasons actual results could differ materially from those anticipated in these forward-looking statements, even if new information becomes available in the future.

Contact:

Bergio International, Inc.

Investor Relations
973-227-3230 Ext13
www.bergio.com